Exhibit 99.1

CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based on the historical financial statements of Crown Castle International Corp. and its majority and wholly owned subsidiaries (the “Company”), adjusted to give effect to the following transactions:

(1)	the sale of the Company’s UK subsidiary (“CCUK”) and

(2)	the repayment of the Company’s 2000 Credit Facility.

On June 28, 2004, the Company signed a definitive agreement to sell CCUK to an affiliate of National Grid Transco Plc for $2.035 billion in cash, subject to certain working capital type adjustments. On August 31, 2004, the Company completed the sale of CCUK. The cash proceeds for the transaction amounted to $2.029 billion, after taking into account working capital type adjustments. In accordance with the terms of the Company’s 2000 Credit Facility, the Company was required to use $1.275 billion of the proceeds from the transaction to fully repay the outstanding borrowings under the 2000 Credit Facility.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations Information for the year ended December 31, 2004 gives effect to these transactions as if they had occurred as of January 1, 2004. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable. The Company’s historical consolidated statement of operations for the year ended December 31, 2004 presents CCUK’s results of operations on a discontinued operations basis.

Included in the notes accompanying the pro forma financial information is a table summarizing the unaudited pro forma results of operations information for the Company and its subsidiaries that are restricted by covenants in our high yield debt instruments (the “Restricted Group”). These subsidiaries exclude certain investment subsidiaries which are designated as unrestricted subsidiaries under our high yield debt instruments.

The pro forma financial information does not purport to represent what the Company’s results of operations would actually have been had these transactions in fact occurred on such dates or to project the Company’s results of operations for any future period. The pro forma financial information should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s most recent annual report on Form 10-K.

CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

YEAR ENDED DECEMBER 31, 2004

(In thousands of dollars, except per share amounts)

	Historical	Adjustments for Repayment of 2000 Credit Facility		Pro Forma
Net revenues:
Site rental	$537,465	$—		$537,465
Network services and other	66,400	—		66,400

Total net revenues	603,865	—		603,865

Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	183,600	—		183,600
Network services and other	47,315	—		47,315
General and administrative	90,230	—		90,230
Corporate development	1,455	—		1,455
Restructuring charges (credits)	870	—		870
Asset write-down charges	7,652	—		7,652
Non-cash general and administrative compensation charges	15,947	—		15,947
Depreciation, amortization and accretion	283,986	—		283,986

	631,055	—		631,055

Operating income (loss)	(27,190)	—		(27,190)

Other income (expense):
Interest and other income (expense)	(78,508)	—		(78,508)
Interest expense and amortization of deferred financing costs	(206,770)	43,522	(a)	(163,248)

Income (loss) from continuing operations before income taxes and minority interests	(312,468)	43,522		(268,946)

Credit (provision) for income taxes	5,370	—		5,370
Minority interests	202	—		202

Income (loss) from continuing operations	$(306,896)	$43,522		$(263,374)

Per common share – basic and diluted:
Loss from continuing operations	$(1.56)			$(1.36	)(b)

Common shares outstanding – basic and diluted (in thousands)	221,693			221,693

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations Information.

CROWN CASTLE INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

INFORMATION

(In thousands of dollars, except per share amounts)

(a)	Reflects:
(1)	decrease in interest expense as a result of the required repayment of the 2000 Credit Facility of $41,294 for the year ended December 31, 2004; and
(2)	the elimination of amortization of deferred financing costs related to the 2000 Credit Facility of $2,228 for the year ended December 31, 2004.
(b)	A reconciliation of the numerators and denominators of the pro forma basic and diluted per share computations is as follows:

Year Ended December 31, 2004
Pro forma loss from continuing operations	$(263,374)
Dividends on preferred stock	(38,618)

Pro forma loss from continuing operations applicable to common stock for basic and diluted computations	$(301,992)

Weighted-average number of common shares outstanding during the period for basic and diluted computations (in thousands)	221,693

Per common share – basic and diluted:
Pro forma loss from continuing operations	$(1.36)

The following table summarizes the unaudited pro forma results of operations information for the Restricted Group under our high yield debt instruments. Such information is not intended as an alternative measure of the operating results as would be determined in accordance with generally accepted accounting principles.

	Year Ended December 31, 2004
	Pro Forma	Exclusion of Unrestricted Subsidiaries	Restricted Group Pro Forma
Net revenues:
Site rental	$537,465	$—	$537,465
Network services and other	66,400	(507)	65,893

Total net revenues	603,865	(507)	603,358

Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	183,600	—	183,600
Network services and other	47,315	(1,085)	46,230
General and administrative	90,230	(6,559)	83,671
Corporate development	1,455	—	1,455
Restructuring charges (credits)	870	—	870
Asset write-down charges	7,652	—	7,652
Non-cash general and administrative compensation charges	15,947	(5)	15,942
Depreciation, amortization and accretion	283,986	(423)	283,563

	631,055	(8,072)	622,983

Operating income (loss)	(27,190)	7,565	(19,625)

Other income (expense):
Interest and other income (expense)	(78,508)	4,127	(74,381)
Interest expense and amortization of deferred financing costs	(163,248)	—	(163,248)

Income (loss) from continuing operations before income taxes and minority interests	(268,946)	11,692	(257,254)

Credit (provision) for income taxes	5,370	—	5,370
Minority interests	202	—	202

Income (loss) from continuing operations	$(263,374)	$11,692	$(251,682)

4